Exhibit 10.24

DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT is dated May 12 , 2021 (the “Agreement”) by and between Gryphon Digital Mining, Inc. (formerly, Ivy Crypto), a Delaware corporation (the “Company”), and Brittany Kaiser, an individual resident of the State of Texas (the “Director”).

WHEREAS, the Company appointed the Director effective as of the date hereof (the “Effective Date”) and desires to enter into an agreement with the Director with respect to such appointment; and

WHEREAS, the Director is willing to accept such appointment and to serve the Company on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.	Position.

Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed, and the Director hereby agrees to serve the Company in such position upon the terms and conditions hereinafter set forth, provided, however, that the Director’s continued service on the Board of Directors of the Company (the “Board”) after the initial one-year term on the Board shall be subject to any necessary approval by the Company’s stockholders.

2.	Duties.

(a) During the Directorship Term (as defined herein), the Director make reasonable business efforts to attend all Board meetings and quarterly pre-scheduled Board and Management conference calls, serve on appropriate subcommittees as reasonably requested and agreed upon by the Board, make herself available to the Company at mutually convenient times and places, attend external meetings and presentations when agreed on in advance, as appropriate and convenient, and perform such duties, services and responsibilities, and have the authority commensurate to such position.

(b) The Director will use her best efforts to promote the interests of the Company. The Director shall dedicate a minimum of 20 hours per week to the Company and may only sit on the board of directors of other companies with the prior written approval of the Company, subject to any limitations set forth by the Sarbanes-Oxley Act of 2002 and limitations provided by any exchange or quotation service on which the Company’s common stock is listed or traded. The Director will provide the Company with prior written notice of all current and future work commitments and use reasonable business efforts to coordinate her respective commitments so as to fulfill her obligations to the Company and, in any event, will fulfill her legal obligations as a Director. Other than as set forth above, the Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of her duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing shall in no way limit her activities on behalf of (i) any current employer and its affiliates or (ii) the board of directors of any entities on which she currently sits. At such time as the Board receives such notification, the Board may require the resignation of the Director if it determines that such business activity does in fact materially interfere with the performance of the Director’s duties, services and responsibilities hereunder.

3.	Compensation.

(a) Annual Fee. The Director’s base fee shall be $200,000 per year, (the “Annual Fee”), which shall be invoiced by the Director to the Company and payable in monthly installments upon receipt of such invoice. Director’s Annual Fee for any year may not be reduced below the Director’s Annual Fee for the prior year without the written consent of both Director and the Company.

(b) Expense Reimbursements. During the Directorship Term, the Company shall reimburse the Director for all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the Director in excess of $500.00) must be approved in advance by the Company.

(c) Reduced Stock Consideration. Achayot Partners, LLC and or the Director agree to cancel and amend the Subscription Agreement dated February 2nd, 2021 between Ivy Crypto, Inc and Achayot Partners, LLC and enter into a new subscription that provides Achayot Partners, LLC total shares in Gryphon Digital Mining, Inc of Seven Hundred Thousand (700,000) shares of common stock of the Company.

4.	Market Stand-Off Provision and Lock-Up.

(a) Market-Stand-Off. In the event of a public or private offering of the Company’s securities, including in connection with an initial public offering of the Company’s securities, and upon request of the Company, the underwriters or placement agents placing the offering of the Company’s securities, the Director and Achayot Partners, LLC agree not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any securities (any such sale or transfer being referred to as a “Transfer”) of the Company that the Director may own, other than those included in the registration, without the prior written consent of the Company or such underwriters, as the case may be, for such period of time from the effective date of such registration or the date of initial sale of securities in such private placement as may be requested by the Company or such placement agent or underwriter.

(b) Lock-Up. In addition to, and not in lieu of, the foregoing Market Stand-Off provision, the Director and Achayot Partners, LLC agree not to Transfer any securities that the Director holds in the Company (the “Subject Securities”) (i) in respect of the first 25% of the Subject Securities, the date that is 90 days following the consummation of the Company’s initial public offering or other listing on a national securities exchange or other trading market (the “Listing”); (ii) in respect of the second 25% of the Subject Securities, the date that is 180 days following Listing; (iii) in respect of the third 25% of the Subject Securities, the date that is 270 days following Listing, and (iv) in respect of the balance of the Subject Securities, the date that is 360 days following listing.

5.	Directorship Term.

The “Directorship Term,” as used in this Agreement, shall mean the period commencing on the Effective Date and terminating three years from commencement and the earliest of the following to occur: (a) the death of the Director; (b) the termination of the Director from their membership on the Board by the mutual agreement of the Company and the Director; (c) the removal of the Director from the Board by the majority stockholders of the Company or the stockholder who appointed the Director, as applicable; and (d) the resignation by the Director from the Board.

6.	Director’s Representation and Acknowledgment.

The Director represents to the Company that the Director’s execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that the Director may have with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

7.	Director Covenants.

(a) Unauthorized Disclosure. The Director agrees and understands that in the Director’s position with the Company, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company’s industry other than as a result of the Director’s breach of their obligations hereunder and (ii) the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, the Director will promptly return to the Company and/or destroy at the Company’s direction all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director’s position with the Company during or prior to the Directorship Term, provided that the Company shall retain such materials and make them available to the Director if requested by him in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to their defense in the litigation and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b) Non-Solicitation. During the Directorship Term and for a period of one (1) year thereafter, the Director shall not interfere with the Company’s relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term and/or at any time during the one year period prior to the termination of the Directorship Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

(c) Non-Compete. The Director agrees that during the Directorship Term and for a period of six (6) months thereafter, he shall not in any manner, directly or indirectly, through any person, firm or corporation, alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other corporation or enterprise; engage in the business of developing, marketing, selling or supporting technology to or for businesses in which the Company engages in or in which the Company has an actual intention, as evidenced by the Company’s written business plans, to engage in, within any geographic area in which the Company is then conducting such business. Nothing in this Section 7 shall prohibit the Director from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) a passive owner of not more than three percent of the outstanding stock of any class of securities of a corporation, which are publicly traded, so long as the Director has no active participation in the business of such corporation.

(d) Remedies. The Director agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 7.

(e) The provisions of this Section 7 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 7.

8.	Directors & Officers Insurance.

The Company will have an insurance policy in place, prior to Listing, under which the directors and officers of the Company will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under the policy in their respective capacities as directors or officers of the Company, including certain liabilities under securities laws. The Company agrees to use commercially reasonable efforts to keep such insurance policy or a reasonable equivalent policy in full force and effect.

9.	Indemnification.

The Company agrees to indemnify the Director for their activities as a member of the Board to the fullest extent permitted under applicable law and shall use its best efforts to maintain Directors and Officers Insurance benefitting the Board.

10.	Non-Waiver of Rights.

The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

11.	Notices.

Every notice relating to this Agreement shall be in writing and shall be given by personal delivery, by electronic mail, or by registered or certified mail, postage prepaid, return receipt requested; to:

If to the Company:

Gryphon Digital Mining, Inc.

5953 Mable Rd.

Unit 138

Las Vegas, NV 89110

Attention: Chief Executive Officer

Email: rob@gryphonmining.com

If to the Director:

Brittany Kaiser

305 E Live Oak St.

Austin, TX 78704

brittany@achayotpartners.com

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 11.

12.	Binding Effect/Assignment.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

13.	Entire Agreement.

This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter. For the avoidance of doubt and without limiting the generality of the foregoing, this Agreement supersedes the prior independent director agreement entered into between the Company and the Director and the Company has no further obligations thereunder or under any prior agreement between the Director and the Company.

14.	Severability.

If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

15.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any court in Delaware and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

16.	Legal Fees.

The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that the Director shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute if the Director’s position in such Dispute was found by the court, arbitrator or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

17.	Modifications.

Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

18.	Tense and Headings.

(a) Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

(b) Independent Contractor. The Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

19.	Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board of Directors, and the Director has hereunto set their hand, on the day and year first above written.

GRYPHON DIGITAL MINING, INC.

By:
Name:
Title:	Chief Executive Officer

DIRECTOR:

/s/ Brittany Kaiser
Brittany Kaiser

Achayot Partners, LLC

/s/ Brittany Kaiser
Brittany Kaiser